Exhibit (a)(5)(C)

FINTRAX GROUP Completes Tender Offer for All Outstanding Shares of PLANET PAYMENT, Inc.

Galway, Ireland and Long Beach, N.Y., December 18, 2017 – Fintrax Group (“Fintrax”) and Planet Payment, Inc. (Nasdaq: PLPM) (“Planet Payment”) today announced the successful completion of the previously announced tender offer by an affiliate of Fintrax, Fintrax US Acquisition Subsidiary, Inc. (“Purchaser”), for all of the outstanding shares of common stock of Planet Payment at a price of (i) $4.50 per share of common stock, and (ii) $13.725 per share of Series A Preferred Stock, without interest and less any applicable withholding taxes. Computershare Trust Company, N.A., the depositary for the tender offer, has advised Fintrax that, as of 5:00 p.m., New York City time, on December 18, 2017, the initial expiration of the tender offer, approximately 45,541,649 shares of common stock and 1,535,398 shares of Series A Preferred Stock were validly tendered and not withdrawn in the tender offer, representing approximately 79.4% of Planet Payment’s currently outstanding shares of common stock on a fully diluted basis. The condition to the tender offer that a majority of Planet Payment’s outstanding common stock on a fully diluted basis and a majority of Planet Payment’s Series A Preferred Stock be validly tendered and not withdrawn has been satisfied. As a result, Purchaser has accepted for payment all shares validly tendered and not withdrawn and will promptly pay for such shares. Fintrax expects to complete the acquisition of Planet Payment through a merger under Section 251(h) of the General Corporation Law of the State of Delaware.

As a result of the merger planned to be effected by December 20, 2017, all remaining eligible Planet Payment shares (other than (i) shares owned by Fintrax or any of its wholly owned subsidiaries, (ii) shares owned by or in the treasury of Planet Payment or owned by any of its wholly owned subsidiaries and (iii) shares held by any Planet Payment stockholders who properly demanded and perfected appraisal rights under Delaware law) of (1) common stock will be converted into the right to receive $4.50 per share in cash and (2) preferred stock will be converted into the right to receive $13.725 per share in cash, without interest and less any applicable withholding taxes (i.e., the same respective prices that were paid in the tender offer). As a result of the merger, Planet Payment will become a wholly owned subsidiary of Fintrax. Thereafter, Planet Payment common stock will cease to be traded on The NASDAQ Stock Market.

About Fintrax Group

Founded in 1985, Fintrax Group is a leader in multi-currency digital payment processing, providing international shoppers, merchants, partner banks and acquirers with easy, fast and reliable services. For over 30 years, Fintrax Group has expanded across the globe now covering 34 markets with over 800 staff and recently became part of the Eurazeo portfolio of growth companies in December 2015. Fintrax Group is headquartered in Galway, Ireland. For more information, please visit www.fintrax.com.

About Planet Payment

Planet Payment is a leading provider of international payment processing and multi-currency processing services. Planet Payment provides services in 23 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through its 77 acquiring bank and processor customers. Its point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with its ATM services are integrated within the payment card transaction flow enabling its acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Fintrax’s beliefs and expectations and statements about the acquisition of Planet Payment and the potential effects of the acquisition are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Fintrax’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, the satisfaction of the conditions to closing of the proposed transaction, the effects of the transaction on relationships with employees, customers, other business partners or governmental entities, transaction costs, actual or contingent liabilities and other risks and uncertainties.

The forward-looking statements contained herein are made as of the date hereof, and Fintrax undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Contacts:

Contacts:

Fintrax Group

Alison Hicks/Jenny Burke

Fintrax@fourcommunications.com

Tel: +44 (0)20 3697 4200

www.fintrax.com

Planet Payment, Inc.

Raymond D’Aponte, Chief Financial Officer

rdaponte@planetpayment.com

Tel: 516-670-3200

www.planetpayment.com